Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 File Nos. 333-139218, 333-16341, 333-38574, 333-43085, 333-85144 and 333-85144-01 through -09; and Form S-8 File Nos. 33-55783, 33-57237, 33-61739, 333-03383, 333-06209, 333-16413, 333-16415, 333-28419, 333-59467, 333-62647, 333-78623, 333-94787, 333-94789, 333-61670, 333-108881, 333-108882, 333-108883, 333-138433, 333-138435 and 333-138436) of Lear Corporation and in the related Prospectus of our reports dated February 20, 2007, with respect to the consolidated financial statements and schedule of Lear Corporation, Lear Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lear Corporation included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Detroit, Michigan
February 22, 2007